EXHIBIT 99.1

Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities Provides Preliminary Fourth Quarter Data

Bonita Springs, FL (January 23, 2007) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today provided an update on operations, including data on recently completed towers as well as preliminary sales figures and estimates of fourth quarter impairment and write-off charges.

“Results for the fourth quarter will be below prior expectations due to a higher level of defaults than expected in both our Traditional Homebuilding and Tower Homebuilding operations, longer tower construction cycles, and the recording of significant impairments and write-offs”, said Jerry Starkey, President and CEO of WCI Communities. “The operating environment in Florida continued to be challenging during the fourth quarter and resulted in cancellations outnumbering new orders in that market. We continue to focus on reducing costs, maximizing cash flow, and positioning our company to withstand a prolonged downturn in housing demand.”

During the fourth quarter, seven towers, consisting of 342 total units, were completed, including 306 units that were previously sold. To-date, the company has closed 246 of those units, and defaulted 18 units in the fourth quarter. The majority of the remaining 42 units in these buildings that are sold but have not yet closed are anticipated to close in the next several weeks. However, additional defaults are possible from these units as it typically takes 45 to 60 days after a tower is completed to gauge the actual number of defaults. The 42 units that have not yet closed are located in three buildings that were completed late in December - Mosaic in Miami Beach (21 units), Tuscany at Hammock Dunes in Palm Coast (15 units) and Costa Verano in Jacksonville Beach (6 units). Units that default prior to the company’s reporting of earnings will be reflected in the fourth quarter financial statements as will an estimate of additional defaults from units remaining sold but not closed, which will be reflected in the company’s reserves. The company’s practice is to retain customer deposits up to the legal amount allowable on defaulted units.

WCI Communities Provides Preliminary Fourth Quarter Data

January 23, 2007

Towers Completed 4Q 2006

Tower	# of Units in Bldg	# of Units Previously Sold	# of Units Closed	# of Units Defaulted in 4Q 2006	# of Remaining Units to Close	Date of Tower Completion
One Singer Island	15	14	12	2	0	11/11/06
Casa at Castella	24	18	9	9	0	11/15/06
Mansion at Castella	24	16	14	2	0	11/15/06
Villa at Castella	24	15	10	5	0	11/15/06
Costa Verano	100	95	89	0	6	12/15/06
Tuscany	64	57	42	0	15	12/18/06
Mosaic	91	91	70	0	21	12/22/06

Sub-Total	342	306	246	18	42

Towers closed prior to 4Q 06				2	1
Towers under construction				2
Sub-Total				4

Grand Total	342	306	246	22	43

“During the fourth quarter, the three Castella mid-rise towers, that were 68% sold and located in one Southwest Florida community, experienced a default rate of 33%,” said Starkey. “However, the other four towers completed during the quarter, which are located in prime waterfront locations, are expected to have significantly lower default rates. We currently estimate our fourth quarter tower default rate will be between 9% and 12%, and 7% to 8% for all towers closed in 2006.

The company expected to close 621 traditional homes in the fourth quarter and actually closed 434 at an average price of approximately $760,000 while recording 187 defaults. Preliminary combined tower and traditional gross new orders totaled 261 for the fourth quarter but were offset by a combined total of 270 tower defaults and traditional home cancellations and defaults.

Preliminary 4Q 2006 Orders

	Traditional Homebuilding		Tower Homebuilding		Total Homebuilding
Division	Gross	Net	Gross	Net	Gross	Net
Florida	205	(27)	6	(15)	211	(42)
Northeast	35	23	0	(1)	35	23
Mid-Atlantic	15	10			15	10

Total	255	6	6	(16)	261	(9)

WCI Communities Provides Preliminary Fourth Quarter Data

January 23, 2007

Primarily due to the higher than expected defaults in both traditional and tower homebuilding during the quarter as well as projected pre-tax impairment charges of $75 million to $90 million and write-offs of land options of $25 million to $30 million, the company expects to record a loss for the fourth quarter of 2006. In addition, due to the delay of tower closings, including the delay in the completion of the Resort at Singer Island, cash flow for the fourth quarter was less than expected. The company now expects its net debt-to-cap ratio to end 2006 at approximately 66%, falling to approximately 50% at the end of 2007.

More details will be forthcoming when the company issues its fourth quarter earnings release, tentatively scheduled for February 27, 2007.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the upper-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build about 20,000 traditional and tower homes.

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Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; lack of visibility in the marketplace and inability to gauge timing of market turnarounds; and changes in general economic, real estate and business

WCI Communities Provides Preliminary Fourth Quarter Data

January 23, 2007

conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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